PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253385

Dated January 16, 2024

HSBC USA Inc. Capped Buffer GEARS

$5,476,070 Securities Linked to the Invesco S&P 500® Equal Weight ETF due on January 22, 2026

Investment Description

These Capped Buffer GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the Invesco S&P 500® Equal Weight ETF (the “Underlying”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Return is greater than zero, we will pay the principal amount at maturity plus a return equal to the Upside Gearing multiplied by the Underlying Return, up to the Maximum Gain. If the Underlying Return is zero or negative but the Final Price is not below the Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Price is below the Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Underlying’s decline in excess of 10%. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose up to 90% of your principal amount if the Underlying Return is below the Downside Threshold. The downside market exposure to the Underlying is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Up to the Maximum Gain: At maturity, the Securities enhance any positive Underlying Return up to the Maximum Gain. If the Underlying Return is negative and the Final Price is below the Downside Threshold, investors will be exposed to the downside market risk of the negative Underlying Return at maturity.

❑	Buffered Downside Market Exposure: If the Underlying Return is zero or negative but the Final Price is not below the Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Price is below the Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Underlying’s decline in excess of 10%. Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside market exposure to the Underlying is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	January 16, 2024
Settlement Date	January 19, 2024
Final Valuation Date[1]	January 16, 2026
Maturity Date[1]	January 22, 2026

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF UP TO 90% OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to the Securities. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying	Initial Price	Maximum Gain	Downside Threshold	Buffer	Upside Gearing	CUSIP/ISIN
Invesco S&P 500® Equal Weight ETF (“RSP”)	$155.06	22.50%	$139.55, which is 90% of the Initial Price*	10%	1.50	40443B361 / US40443B3612

* Rounded to two decimal places.

See “Additional Information About HSBC USA Inc. and the Securities” on page 2. The Securities offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying ETF Underlying Supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.714 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total	$5,476,070.00	$109,521.40	$5,366,548.60

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of Securities linked to the Underlying. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the ETF Underlying Supplement dated February 23, 2021. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the ETF Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

♦	Prospectus supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦	Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 23, 2021 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated February 23, 2021.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦	You are willing to make an investment where you could lose some or up to 90% of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Underlying, subject to the Buffer at maturity.

♦	You believe that the Underlying will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦	You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦	You understand and accept the risks associated with the Underlying.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦	You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦	You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying or the stocks held by the Underlying.

♦	You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of 90% of your initial investment.

♦	You seek an investment that is designed to return your full principal amount at maturity.

♦	You are not willing to make an investment in which you could lose some or up to 90% of your principal amount and you are not willing to make an investment that may be exposed to similar downside market risk as the Underlying, subject to the Buffer at maturity.

♦	You believe that the price of the Underlying will decline during the term of the Securities, and that any appreciation will be greater than the Maximum Gain.

♦	You seek an investment that participates in the full appreciation in the Underlying or that has unlimited return potential.

♦	You are not willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦	You do not understand or accept the risks associated with the Underlying.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the price of the Underlying.

♦	You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the Underlying or the stocks held by the Underlying.

♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying, see ”Information About the Underlying” herein and the accompanying ETF Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 2 years
Trade Date	January 16, 2024
Settlement Date	January 19, 2024
Final Valuation Date[1]	January 16, 2026
Maturity Date[1]	January 22, 2026
Underlying	Invesco S&P 500® Equal Weight ETF (Ticker: “RSP”)
Buffer	10%
Downside Threshold	90% of the Initial Price
Upside Gearing	1.50
Maximum Gain	22.50%
Payment at Maturity (per $10 Security)[2]

You will receive a payment on the Maturity Date calculated as follows:

If the Underlying Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Underlying Return × the Upside Gearing)] and

(B) $10 + ($10 × the Maximum Gain).

If the Underlying Return is zero or negative, but the Final Price is not below the Downside Threshold, HSBC will pay you the principal amount of:

$10.

If the Underlying Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Return + Buffer)]

In this case, you will lose some or a significant portion (up to 90%) of the principal amount of the Securities.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Official Closing Price of the Underlying on the Trade Date, as indicated on the cover hereof.
Final Price	The Official Closing Price of the Underlying on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40443B361 / US40443B3612
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Securities, Which was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose UP TO 90% of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 The Final Valuation Date and Maturity Date are subject to postponement if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

The Initial Price was observed and the terms of the Securities were determined.

The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is greater than zero, HSBC will pay you a cash payment per Security equal to the lesser of:

(A) $10 + [$10 × (the Underlying Return × Upside Gearing)]; and

(B) $10 + ($10 × the Maximum Gain)

If the Underlying Return is zero or negative, but the Final Price is not below the Downside Threshold, HSBC will pay you a cash payment of $10 per Security.

If the Underlying Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Return + Buffer)]

In this case, you will lose some or a significant portion (up to 90%) of the principal amount of the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Structure or Features of the Securities

♦      Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and to the extent which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you less than the principal amount at maturity, resulting in a loss of principal equal to the negative Underlying Return in excess of the Buffer. Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦      Limited Return on the Securities – Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the price of the Underlying, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying or in the stocks included in the Underlying.

♦      The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Upside Gearing times the Underlying Return, even if that return is positive and, when multiplied by the Upside Gearing, does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦      No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦      The Probability That the Underlying Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying – “Volatility" refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying's volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal.

Risks Relating to the Underlying

♦      Owning the Securities Is Not the Same as Owning Shares of the Underlying or the Stocks Included in the Underlying – The return on your Securities may not reflect the return you would realize if you actually owned shares of the Underlying or the stocks included in the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the shares of the Underlying or holders of the stocks included in the Underlying. The Underlying Return excludes any cash dividend payments paid on the Securities held by the Underlying.

♦      The Probability That the Underlying Will Fall Below its Initial Price on the Final Valuation Date Will Depend on the Volatility of the Underlying – “Volatility" refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below its Initial Price on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying's volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal.

♦      An Underlying and Its Underlying Index Are Different – The performance of an underlying may not exactly replicate the performance of its underlying index, because the underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain Securities in the secondary market, the performance of any derivative instruments contained in the underlying or due to other circumstances. An underlying may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

General Risk Factors

♦      The Amount Payable on the Securities Is Not Linked to the Level of the Underlying at Any Time Other Than on the Final Valuation Date – The Underlying Return will be based on the Final Price on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Underlying appreciates prior to the Final Valuation Date but then decreases as of the Final Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Underlying prior to such decrease. Although the actual price of the Underlying on the Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Final Price on the Final Valuation Date. You may have to sell the Securities at a loss relative to your initial investment even if the price of the Underlying at that time is above the Initial Price.

♦      The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦      The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦      The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦      If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 7 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦      Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would the holders of the stocks included in the Underlying. The Underlying is a price return index, and the Underlying Return excludes any cash dividend payments paid on its component stocks.

♦      The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦      Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦      Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying, which could affect the price of such stocks or the price of the Underlying and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦      Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying or the price of the stocks included in the Underlying, and therefore, the market value of the Securities.

♦      Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the price of the Underlying; the volatility of the Underlying; the dividend rate paid on stocks included in the Underlying; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦      Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks comprising the Underlying or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Underlying, may adversely affect the market value of the stocks comprising the Underlying, the price of the Underlying, and, therefore, the market value of your Securities.

♦      Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. The hypothetical terms used below are not the actual terms that will apply to the Securities. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities.

Investment term:	Approximately two years

Initial Price:	$100.00

Upside Gearing:	1.5

Downside Threshold:	$90.00 (90% of the Initial Price)

Maximum Gain:	22.50%

Example 1— The price of the Underlying increases from an Initial Price of $100.00 to a Final Price of $125.00. The Underlying Return is greater than zero and expressed as a formula:

Underlying Return = ($125.00 – $100.00) / $100.00 = 2.50%

Because the Underlying Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (2.50% × 1.50)], and

(B) $10.00 + ($10.00 × 22.50%)

Payment at Maturity =$10.375

Example 2— The price of the Underlying increases from an Initial Price of $100.00 to a Final Price of $150.00. The Underlying Return is greater than zero and expressed as a formula:

Underlying Return = ($150.00 – $100.00) / $100.00 = 50.00%

Because the Underlying Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (50.00% × 1.50)], and

(B) $10.00 + ($10.00 × 22.50%)

Payment at Maturity =$12.25

Example 3— The price of the Underlying decreases from an Initial Price of $100.00 to a Final Price of $90.00. The Underlying Return is negative and expressed as a formula:

Underlying Return = ($90.00 – $100.00) / $100.00 = -10.00%

Payment at Maturity = $10.00

Because the Underlying Return is less than zero, but the Final Price is not below the Downside Threshold, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 4— The price of the Underlying decreases from an Initial Price of $100.00 to a Final Price of $80.00. The Underlying Return is negative and expressed as a formula:

Underlying Return = ($80.00 – $100.00) / $100.00 = -20.00%

Payment at Maturity = $10 + [$10 × (-20.00%+10.00%)] = $9.00

Because the Underlying Return is less than zero and the Final Price is below the Downside Threshold, the Securities will be exposed to any decline in the price of the Underlying on the Final Valuation Date beyond the Buffer. Therefore, the return on the principal amount is -10.00%. In this case, you would incur a loss of 10.00% of the principal amount.

If the Final Price is below the Downside Threshold on the Final Valuation Date, the Securities will be exposed to any decline in the Underlying beyond the Buffer, and you will lose some or up to 90% of your principal amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 principal amount of Securities.

Performance of the Underlying*			Performance of the Securities

Hypothetical Final Price	Hypothetical Underlying Return	Upside Gearing	Payment at Maturity	Return on Securities at Maturity**
$200.00	100.00%	1.50	$12.25	22.50%
$190.00	90.00%	1.50	$12.25	22.50%
$180.00	80.00%	1.50	$12.25	22.50%
$170.00	70.00%	1.50	$12.25	22.50%
$160.00	60.00%	1.50	$12.25	22.50%
$150.00	50.00%	1.50	$12.25	22.50%
$140.00	40.00%	1.50	$12.25	22.50%
$130.00	30.00%	1.50	$12.25	22.50%
$120.00	20.00%	1.50	$12.25	22.50%
$112.50	11.25%	1.50	$12.25	22.50%
$110.00	10.00%	1.50	$11.50	20.00%
$105.00	5.00%	1.50	$11.00	10.00%
$102.50	2.50%	1.50	$10.50	5.00%
$100.00	0.00%	N/A	$10.00	0.00%
$95.00	-5.00%	N/A	$10.00	0.00%
$90.00	-10.00%	N/A	$10.00	0.00%
$80.00	-20.00%	N/A	$9.00	-10.00%
$70.00	-30.00%	N/A	$8.00	-20.00%
$60.00	-40.00%	N/A	$7.00	-30.00%
$50.00	-50.00%	N/A	$6.00	-40.00%
$40.00	-60.00%	N/A	$5.00	-50.00%
$30.00	-70.00%	N/A	$4.00	-60.00%
$20.00	-80.00%	N/A	$3.00	-70.00%
$10.00	-90.00%	N/A	$2.00	-80.00%
$0.00	-100.00%	N/A	$1.00	-90.00%

* The Underlying Return excludes cash dividend payments on the stocks included in the Underlying.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Underlying (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ materially and adversely from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether the Underlying or any of the entities whose stock is included in the Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal federal income tax purposes. If the Underlying or one or more of the entities whose stock is included in the Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by Underlying and the the entities whose stock is included in the Underlying and consult your tax advisor regarding the possible consequences to you if the Underlying or one or more of the entities whose stock is included in the Underlying is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Information About the Underlying

The Invesco S&P 500® Equal Weight ETF

The shares of the RSP are issued by Invesco Exchange-Traded Fund Trust (the “Invesco Trust”), a registered investment company. The RSP seeks investment results that correspond generally to the performance, before fees and expenses, of the of the S&P 500® Equal Weight Index (the “Underlying Index”). The Underlying Index is an equal-weighted version of the S&P 500® Index (“SPX”). The RSP is the successor to the investment performance of the Guggenheim S&P 500® Equal Weight ETF (the “Predecessor Fund”) as a result of the reorganization of the Predecessor Fund into the RSP, which was consummated after the close of business on April 6, 2018. The RSP trades on the NYSE Arca under the ticker symbol “RSP.”

Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov.

Investment Approach

The RSP uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the Underlying Index. The RSP employs a “full replication” methodology in seeking to track the Underlying Index, meaning that it generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index. The RSP will generally invest at least 90% of its total assets in the securities that comprise the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the RSP may purchase a sample of securities in the Underlying Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the Underlying Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Underlying Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the RSP on a number of factors, including asset size of the RSP, and generally expects the RSP to hold less than the total number of securities in the Underlying Index.

The RSP’s return may not match the return of the Underlying Index for a number of reasons. For example, the RSP incurs operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities, especially when rebalancing the RSP’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the RSP and the Underlying Index may vary due to asset valuation differences and differences between the RSP’s portfolio and the Underlying Index resulting from legal restrictions, cost or liquidity constraints.

The S&P 500® Equal Weight Index

The Underlying Index is the equal weight version of the SPX. The composition of the Underlying Index is the same as the SPX. Constituent changes are incorporated in the Underlying Index as and when they are made in the SPX. When a company is added to the Underlying Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the Underlying Index at a price of $0.00. In that case, the company’s replacement is added to the Underlying Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The Underlying Index is calculated and maintained in the same manner as the SPX, except that the constituents of the Underlying Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The S&P 500® Index

The SPX was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943, and it is sponsored by S&P. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com.

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Additions and deletions to index constituents are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the SPX that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $9.8 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX provided they meet the unadjusted company level market capitalization eligibility criteria for the SPX. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the SPX’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If an SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.

Index Calculation

The SPX is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the SPX. The applicable pricing supplement will describe the calculation if the underlier for your securities is not the price return calculation. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the Index times the number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the Index reflects the total market value of all index stocks relative to the index’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Index Maintenance

In order to keep the SPX comparable over time S&P engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

Historical Performance of the Underlying

The following graph sets forth the historical performance of the Underlying based on the daily historical closing prices from January 16, 2014 to January 16, 2024, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Underlying should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Return. If a Market Disruption Event exists with respect to the Underlying on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

Delivery of the Securities will be made against payment for the Securities on the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.